Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2011 Financial Results
and Provides Corporate Update and Fiscal Year 2012 Guidance

•                  Company’s Strong Cash Position Supports Aggressive Development of Wholly Owned Product Candidates As Partner Compounds Advance

•                  Multiple Compounds Expected to Advance to Next Stage within 12 Months

WALTHAM, MA, August 3, 2011 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today reported financial results for the three-month period and fiscal year ended June 30, 2011.

“Our product pipeline is both advancing and broadening, increasingly through our own progress as well as through that of our partners,” commented Daniel Junius, President and CEO. “Trastuzumab emtansine, or T-DM1, continues to be the most advanced compound, with Roche expecting to report data from the EMILIA Phase III trial by mid-2012 and to apply for marketing approval in the US and Europe soon after. We expect as many as three other TAP compounds to have started Phase II testing by mid-2012, including our wholly owned IMGN901 compound. We also expect five additional TAP compounds to enter the clinic during this time period, including our wholly owned IMGN529 and IMGN853 product candidates.”

Clinical-Stage Product Candidates

Trastuzumab emtansine (T-DM1) — In global development by Roche for the treatment of HER2+ breast cancer (BC) under a licensing agreement with ImmunoGen.

•            2nd-line metastatic BC — Roche expects to report data from the Phase III EMILIA trial by mid-2012 and to apply in 2012 for marketing approval in the US and Europe.

•            1st-line metastatic BC — Mature data from the completed Phase II trial have been submitted for presentation at the ESMO annual meeting in September 2011. Roche expects to apply for marketing approval for this use in 2014 with data from the MARIANNE Phase III trial.

•            Other — Roche initiated a Phase II safety trial in the adjuvant/neoadjuvant BC setting in 4Q2010. Separately, the compound was found to be active against gastric cancer in several recently published preclinical studies.

Lorvotuzumab mertansine (IMGN901) — wholly owned ImmunoGen product candidate for small-cell lung cancer (SCLC) and other CD56+ cancers.

•            SCLC — Continued progress is being made in the Phase I trial designed to establish the dose of IMGN901 plus etoposide/carboplatin (E/C) to be used in later-stage clinical testing. The Company expects to begin assessment of this combination to treat newly diagnosed metastatic SCLC in a randomized Phase II trial in late 2011/early 2012 and to report initial data from that trial in 2H2012.

•            Merkel cell carcinoma (MCC) — The Company anticipates the IMGN901 plus E/C dose being established could be used in an MCC pivotal trial should the Company determine there is a benefit in aggressively developing IMGN901 for MCC as well as for SCLC.

•            Multiple myeloma — Positive data from a Phase I trial evaluating the compound in combination with lenalidomide (Revlimid®)/dexamethasone were presented at ASCO in June 2011, and patient enrollment is underway in the expansion phase of this study. The trial evaluating IMGN901 used alone to treat this cancer has been completed.

SAR3419 — ImmunoGen-created CD19-targeting TAP compound in development by Sanofi for non-Hodgkin’s lymphoma (NHL).

•            Phase I clinical data were presented at ASCO and in an oral presentation at the 11th International Conference on Malignant Lymphoma in June 2011 that showed the compound achieved a 33% objective response rate when given at its maximum tolerated dose to patients with relapsed/refractory NHL. SAR3419 demonstrated activity against rituximab (Rituxan®)-resistant and -responsive disease and across histological tumor types.

•            Sanofi expects to begin Phase II testing of SAR3419 in 2H2011. Its clinical program is designed to support the rapid progression of the compound into pivotal testing.

IMGN388, SAR650984, SAR566658 and BT-062 are progressing in early-stage clinical testing through programs being implemented by ImmunoGen, Sanofi (2), and Biotest, respectively. The IND for an additional TAP compound, BAY 94-9343, has been submitted by Bayer HealthCare Pharmaceuticals.

Lead Preclinical Product Candidates

The Company expects five additional TAP compounds to advance into clinical testing in the coming months for a total of 13 compounds in clinical development by mid-2012.

IMGN529 — Wholly owned ImmunoGen product candidate for B-cell malignancies such as NHL and chronic lymphocytic leukemia. IMGN529 uses the Company’s TAP technology with an antibody that has potent anticancer activity of its own. The Company expects to submit the IMGN529 IND in late 3Q2011.

IMGN853 — Wholly owned ImmunoGen product candidate for cancers that over-express folate receptor 1, which include ovarian cancer. IMGN853 uses an antibody selected by ImmunoGen scientists based on its payload delivery proficiency and a new linker developed by the Company to combat multi-drug resistance. The Company expects to submit the IMGN853 IND in early 2012.

Three additional TAP compounds are expected to enter the clinic by mid-2012 through ImmunoGen partners.

Fiscal Year 2011 Financial Results

For the Company’s fiscal year ended June 30, 2011 (FY2011), ImmunoGen reported a net loss of $58.3 million, or $0.85 per basic and diluted share, compared to a net loss of $50.9 million, or $0.87 per basic and diluted share, for its fiscal year ended June 30, 2010 (FY2010). For the quarter ending June 30, 2011 (4QFY2011), ImmunoGen reported a net loss of $16.2 million, or $0.23 per basic and diluted share, compared to a net loss of $13.4 million, or $0.21 per basic and diluted share, for the same quarter in FY2010.

Revenues in FY2011 were $19.3 million, compared to $13.9 million in FY2010. Revenues in FY2011 include $7.3 million of research and development support fees, compared to $5.4 million in FY2010. This increase is driven by agreements with partners entered into in FY2011 and FY2010. Revenues in FY2011 also include $6.4 million of license and milestone fees compared to $5.7 million in FY2010. The FY2011 fees include $3.0 million in milestone payments earned with the advancement of two TAP compounds into clinical testing by collaborative partners. The FY2010 fees include $2.5 million in milestone payments earned with preclinical and early-stage clinical product achievements by two collaborative partners. Revenues in FY2011 also include $5.7 million of clinical material reimbursement, compared to $2.9 million in FY2010. The increase is primarily due to an increase in the number of clinical material batches released in FY2011 compared with FY2010.

Operating expenses in FY2011 were $79.5 million, compared to $65.2 million in FY2010. Operating expenses in FY2011 include research and development expenses of $63.5 million, compared to $50.3 million in FY2010. This increase is primarily due to greater Company investment behind aggressively developing its own product candidates, including costs associated with expanded patient enrollment in clinical trials and the advancement of IMGN529 and IMGN853 toward IND filing. It also includes increased salary and related expenses driven by additional personnel and greater stock compensation expense and by increased cost of clinical materials reimbursed related to increased manufacturing on behalf of our partners. General and administrative expenses increased modestly between FY2010 and FY2011 — from $14.9 million to $16.0 million, respectively — with the difference primarily due to increased patent and personnel costs.

Other income (expense), net, was $1.9 million in FY2011, compared to $58,000 in FY2010. Other income in FY2011 includes $1.2 million of federal grant funding that the Company was awarded in 2QFY2011. The Company had received $1.1 million of this funding as of June 30, 2011.

ImmunoGen had approximately $191.2 million in cash, cash equivalents and marketable securities as of June 30, 2011 — inclusive of net proceeds of $88.0 million from a public offering of common equity in 4QFY2011 — compared with $110.3 million as of June 30, 2010; the Company had no debt outstanding in either period. Cash used in operations was $8.0 million in FY2011, compared with $40.6 million in FY2010. Cash used in operations in FY2011 benefited from the $45 million upfront payment received from Novartis in 2QFY2011. Capital expenditures were $2.0 million for FY2011, compared to $1.5 million for FY2010.

Financial Guidance

ImmunoGen expects its net loss for its fiscal year ending June 30, 2012 to be between $65-70 million, its cash used in operations to be between $60-65 million, and its capital expenditures to be between $4-5 million. Cash and marketable securities at June 30, 2012 are anticipated to be between $125-130 million.

“Our strong balance sheet enables us to aggressively advance our own product candidates to value inflection points,” commented Gregory Perry, Executive Vice President and CFO. “At the same time, our partnerships are providing us with cash that partially funds our investment in our product programs. We believe we have ample liquidity to last us well past the commercialization of the first TAP compound by our partners.”

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using the Company’s expertise in tumor biology, monoclonal antibodies, potent cancer-cell killing agents and engineered linkers. The Company’s TAP technology uses monoclonal antibodies to deliver one of ImmunoGen’s proprietary cancer-cell killing agents specifically to tumor cells. There are now numerous TAP compounds in clinical development and a wealth of clinical data reported. ImmunoGen’s collaborative partners include Amgen, Bayer HealthCare Pharmaceuticals, Biotest, Novartis, Roche, and Sanofi. The most advanced compound using ImmunoGen’s TAP technology, trastuzumab emtansine (T-DM1), is in Phase III testing through the Company’s collaboration with Genentech, a member of the Roche Group. More information about ImmunoGen can be found at www.immunogen.com.

Revlimid® is a registered trademark of Celgene Corporation.

Rituxan® is a registered trademark of Biogen Idec.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2012 fiscal year; its cash and marketable securities as of June 30, 2012; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	June 30,
	2011	2010
ASSETS

Cash, cash equivalents and marketable securities	$191,206	$110,298
Other assets	26,435	26,910

Total assets	$217,641	$137,208

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$14,566	$13,822
Long-term portion of deferred revenue and other long-term liabilities	63,106	21,338
Shareholders’ equity	139,969	102,048

Total liabilities and shareholders’ equity	$217,641	$137,208

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Research and development support	$1,566	$1,495	$7,256	$5,365
License and milestone fees	2,859	1,774	6,393	5,698
Clinical materials reimbursement	2,080	1,153	5,656	2,880

Total revenues	6,505	4,422	19,305	13,943

Expenses:
Research and development	18,261	13,790	63,453	50,280
General and administrative	4,438	3,973	16,040	14,898

Total operating expenses	22,699	17,763	79,493	65,178

Loss from operations	(16,194)	(13,341)	(60,188)	(51,235)

Other income (expense), net	44	(64)	1,914	58

Loss before taxes	(16,150)	(13,405)	(58,274)	(51,177)

Benefit for income taxes	—	—	—	(265)

Net loss	$(16,150)	$(13,405)	$(58,274)	$(50,912)

Net loss per common share, basic and diluted	$(0.23)	$(0.21)	$(0.85)	$(0.87)

Average common shares outstanding, basic and diluted	71,315	63,851	68,919	58,845